Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
February 19, 2015

CEDAR FAIR CONCLUDES YEAR STRONG; REPORTS FIFTH CONSECUTIVE YEAR OF RECORD RESULTS
SANDUSKY, OHIO, February 19, 2015 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, reported record financial results for the year ended December 31, 2014.
Highlights

▪	The Company reported record full-year net revenues of $1.16 billion, up 2% from 2013; net income of $104 million, or $1.86 per diluted limited partner (LP) unit, was down $4 million from a year ago.

▪
Adjusted EBITDA for the full year was a record $431 million, up 1% from the prior year, on increases in average in-park guest per capita spending[1] and out-of-park revenues, while comparable-park attendance was consistent with last year’s record results.

▪	The Company maintained its Consolidated Leverage ratio at 3.6 times debt to Adjusted EBITDA, while reducing its average cost of debt going forward to approximately 5.3%, down from 6.3% a year ago.

▪	The Company remains confident in the strength of its strategy and business model and is on track to achieve its FUNforward long-term growth goal of $450 million, or more, in Adjusted EBITDA by 2016.

1 Average in-park guest per capita spending is defined as the Company's total in-park revenues, including gate admissions and revenue received inside the park gates for food, merchandise, games and premium benefit offerings, divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Concludes Year Strong; Reports Fifth Consecutive Year of Record Results
February 19, 2015

“We are pleased to report a very strong finish to 2014, allowing us to achieve our fifth consecutive year of record results,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “More importantly, we were able to advance important long-term initiatives that support our ability to continue to grow our business in the years to come. Examples of longer-term initiatives that we will launch, or ramp up, in 2015 include: the complete renovation of our beachfront hotel and group catering pavilions at our flagship park, Cedar Point; the second phase of a multi-year investment in Carowinds, a park we are growing to meet the demands of an expanding Charlotte market; the portfolio-wide rollout of our all-season dining program; the continued development of FunTV, our in-park television network that provides programming and a sponsorship activation platform in all of our parks; and the enhanced data-analytics capabilities which are increasingly valuable as we look to compare consumer behavior over multiple years.”
2014 Full-Year Results
For the full year ended December 31, 2014, Cedar Fair generated record net revenues of $1.16 billion and net income of $104 million, or $1.86 per diluted LP unit, compared with net revenues of $1.13 billion and net income of $108 million, or $1.94 per diluted LP unit, in 2013.
Driving the $25 million, or 2%, increase in net revenues was a 3%, or $1.39, increase in average in-park guest per capita spending to a record $45.54 and a 2%, or $3 million, increase in out-of-park revenues to $127 million. This was somewhat offset by a 1% decrease in attendance to 23.3 million visitors. Excluding a non-core, stand-alone water park sold in August 2013, attendance on a comparable-park basis was similar to last year’s record results.
Operating costs and expenses for 2014 were $748 million, up $32 million, or 4%, from the prior year. The increase in costs for the year was largely the result of budgeted increases in operating expenses, which included: 1) an increase in both seasonal labor hours and rates, along with standard merit increases for full-time employees; 2) initiatives focused on enhancing the overall guest experience, including the introduction of more midway entertainment throughout the parks; and 3) the advancement of certain long-term strategic initiatives including the Company’s FunTV and Customer Relationship Management platforms.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 1%, or $6 million, to $431 million. Adjusted EBITDA margin decreased by 30 basis points to 37.2%, a direct result of attendance growth at lower margin properties coupled with the tough

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Concludes Year Strong; Reports Fifth Consecutive Year of Record Results
February 19, 2015

comparison to last year’s record performance at the Company’s highest margin property. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer, said, “Our liquidity and cash flow remain strong. We have an attractive capital structure in place, further solidified in 2014 by the placement of a 10-year unsecured bond, which we expect will result in annual cash interest savings of approximately $13 million going forward. Our capital structure is also supported by the strength of our unit price, which is backed by a growing distribution. We believe this places us in a strong position to capitalize on a variety of opportunities, ultimately creating added value for our unitholders over the long term.”
As of December 31, 2014, Cedar Fair had $609 million of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $132 million. The Company’s cash flows from operations and credit facilities are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Outlook
“For the 2015 season, we are confident our guests will find even more reasons to visit our parks and share a day with family and friends filled with laughter and memories that last a lifetime,” said Ouimet. “Our marketable capital projects are scheduled to open on time and on budget, including Fury325, the world’s tallest and fastest giga coaster, at Carowinds, and Voyage to the Iron Reef at Knott’s Berry Farm, a thrilling, family-friendly interactive 4-D dark ride and the second edition of our amusement dark portfolio. Additionally, our capital plans include the introduction of Rougarou, a new coaster experience, at Cedar Point and the debut of our newly renovated historic Hotel Breakers, located on the park's mile-long beach in Sandusky, Ohio.”
Ouimet concluded by saying, “I am proud of what our leadership team and employees were able to accomplish this year -- producing strong results in the near-term while remaining respectful of what we need to do to protect and grow our business going forward. We remain confident in our ability to achieve our FUNforward long-term growth goal of $450 million, or more, in Adjusted EBITDA by 2016.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Concludes Year Strong; Reports Fifth Consecutive Year of Record Results
February 19, 2015

Conference Call
The Company will host a conference call with analysts today, February 19, 2015, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair Investor Relations website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Thursday, March 5, 2015. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 3679100.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted one of the “Best Amusement Parks in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in its capital investment plans and projects, and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at its parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Table Follows)
This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Concludes Year Strong; Reports Fifth Consecutive Year of Record Results
February 19, 2015

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net revenues:
Admissions	$95,329	$84,793	$661,455	$647,007
Food, merchandise and games	43,503	39,165	365,528	356,105
Accommodations and other	21,975	15,119	132,622	131,460
	160,807	139,077	1,159,605	1,134,572
Costs and expenses:
Cost of food, merchandise and games revenues	12,321	9,839	95,208	91,772
Operating expenses	89,888	84,009	496,079	472,344
Selling, general and administrative	31,638	26,879	156,864	152,412
Depreciation and amortization	14,761	14,174	124,286	122,487
Loss on impairment / retirement of fixed assets, net	7,070	273	9,757	2,539
Gain on sale of other assets	—	—	(921)	(8,743)
	155,678	135,174	881,273	832,811
Operating income	5,129	3,903	278,332	301,761
Interest expense	22,185	25,918	96,286	103,071
Net effect of swaps	(1,031)	(1,432)	(2,062)	6,883
Loss on early debt extinguishment	234	—	29,261	34,573
Unrealized/realized foreign currency loss	18,276	13,712	40,873	28,941
Other income	(31)	(28)	(126)	(154)
Income (loss) before taxes	(34,504)	(34,267)	114,100	128,447
(Benefit) provision for taxes	(16,455)	(13,783)	9,885	20,243
Net income (loss)	(18,049)	(20,484)	104,215	108,204
Net income allocated to general partner	—	—	1	1
Net income (loss) allocated to limited partners	$(18,049)	$(20,484)	$104,214	$108,203

Net income (loss)	$(18,049)	$(20,484)	$104,215	$108,204
Other comprehensive income, (net of tax):
Cumulative foreign currency translation adjustment	3,652	1,562	5,931	2,756
Unrealized income (loss) on cash flow hedging derivatives	(1,388)	2,933	(1,553)	10,736
Other comprehensive income (loss), (net of tax)	2,264	4,495	4,378	13,492
Total comprehensive income (loss)	$(15,785)	$(15,989)	$108,593	$121,696
Basic earnings (loss) per limited partner unit:
Weighted average limited partner units outstanding	55,606	55,488	55,548	55,476
Net income (loss) per limited partner unit	$(0.32)	$(0.37)	$1.88	$1.95
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,606	55,488	55,992	55,825
Net income (loss) per limited partner unit	$(0.32)	$(0.37)	$1.86	$1.94

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Concludes Year Strong; Reports Fifth Consecutive Year of Record Results
February 19, 2015

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2014	12/31/2013
Cash and cash equivalents	$131,840	$118,056
Total assets	2,038,319	2,014,627
Long-Term Debt, including current maturities:
Term debt	608,850	618,850
Notes	950,000	901,782
	1,558,850	1,520,632
Total partners' equity	96,217	139,131

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

	(In thousands)
Net income (loss)	$(18,049)	$(20,484)	$104,215	$108,204
Interest expense	22,185	25,918	96,286	103,071
Interest income	(31)	(28)	(126)	(154)
(Benefit) provision for taxes	(16,455)	(13,783)	9,885	20,243
Depreciation and amortization	14,761	14,174	124,286	122,487
EBITDA	2,411	5,797	334,546	353,851
Loss on early extinguishment of debt	234	—	29,261	34,573
Net effect of swaps	(1,031)	(1,432)	(2,062)	6,883
Unrealized foreign currency loss	18,360	13,714	40,883	29,085
Equity-based compensation	4,167	890	12,536	5,535
Loss on impairment/retirement of fixed assets, net	7,070	273	9,757	2,539
Gain on sale of other assets	—	—	(921)	(8,743)
Class action settlement costs	4,953	—	4,953	—
Other non-recurring items (as defined) (1)	392	1,002	2,327	1,707
Adjusted EBITDA (2)	$36,556	$20,244	$431,280	$425,430

(1) As permitted by and defined in the 2013 Credit Agreement
(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233